Exhibit 10.2

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (“Agreement”) is made as of the ___th day of [MONTH] 202[●] by and between Capstone Green Energy Holdings, Inc., a Delaware corporation (the “Company”), and [EMPLOYEE NAME] (the “Employee”).

1.Purpose.  The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of key management, including the Employee, to their assigned duties without distraction arising from the possibility of a Change in Control and to provide certain benefits to the Employee following a Qualifying Termination (as defined in Section 3 hereof) in connection with a Change in Control (often described as “double trigger”).  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Employee and the Company, any of its subsidiaries or its successors, the Employee shall not have any right to be retained in the employ of the Company, any of its subsidiaries or its successors.
2.Change in Control.  A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events (references to the Company in this Section 2 shall include the Company’s successors, as applicable):
(a)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty (50) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company);
(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board on the Effective Date or whose appointment, election or nomination for election was previously so approved (the “Incumbent Directors”); or
(c)the consummation of (i) any consolidation or merger of the Company (A) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) after which the Incumbent Directors continuing immediately thereafter do not represent at least a majority of the board of directors of the resulting or successor entity (or its ultimate parent, if applicable), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to fifty (50) percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty (50) percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a). Further, notwithstanding the foregoing, a “Change in Control” shall be deemed not to have occurred for purposes of any of the foregoing clauses (a) or (b) unless the respective transaction constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

3.Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:
(a)“Accelerated Vesting” shall mean, for each equity award granted by the Company, or any successor to the Company, that is outstanding on the date of a Qualifying Termination and subject to (i) time-based vesting, the immediate vesting of all such time-based awards and (ii) performance-based vesting, the satisfaction of the applicable performance-based vesting condition assuming achievement at target and without reduction for any shortened performance period.
(b)“Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.
(c)“Cause” shall mean any of the following: (i) the Employee’s failure to devote substantially all of the Employee’s full professional time, attention, energies, and abilities to the Employee’s employment duties for the Company, any of its subsidiaries or its successors, which failure has continued for more than thirty (30) days following written notice of such non-performance from the Company, the relevant subsidiary or the Company’s successors; (ii) the Employee’s inducement of any customer, consultant, employee, or supplier of the Company, any of its subsidiaries or its successors to unreasonably breach any contract with the Company, any of its subsidiaries or its successors or cease its business relationship with the Company, any of its subsidiaries or its successors; (iii) the Employee’s failure to perform the duties and obligations of the Employee’s position(s), which failure has continued for more than thirty (30) days following written notice of such non-performance from the Company, the relevant subsidiary or the Company’s successors; (iv) an act or acts of dishonesty undertaken by the Employee resulting in substantial personal gain by the Employee at the expense of the Company, any of its subsidiaries or its successors; (v) the Employee’s gross negligence or willful misconduct or material breach of a fiduciary or contractual duty to the Company, any of its subsidiaries or its successors; (vi) the Employee’s material violation of state or federal securities laws or failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company, any of its subsidiaries or its successors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (vii) the Employee’s breach of any confidentiality, trade secret or return of property obligations to the Company, any of its subsidiaries or its successors, which breach, if curable, has not been cured within thirty (30) days following written notice of such breach from the Company, the relevant subsidiary or the Company’s successors; (viii) a violation by the Employee of the material written employment policies of the Company, any of its subsidiaries or its successors, including those regarding discrimination, harassment and retaliation; (ix) the Employee’s commission of, or plea of guilty or no contest to, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that would reasonably be expected to result in material injury or reputational harm to the Company, any of its subsidiaries or its successors if he were retained in his position(s); (x) the Employee’s breach of any non-competition, non-solicitation, non-disparagement or other written agreement with the Company, any of its subsidiaries or its successors containing restrictive covenants; (xi) the Employee’s excessive use of alcohol or the use or possession of an illegal or controlled substance, in each case, in the workplace or which materially impairs the ability of the Employee to effectively perform his duties or responsibilities; or (xii) the suspension or loss of, or a failure by the Employee to maintain in full force and effect, any professional license or certification needed by the Employee, under applicable law or otherwise, to be entitled to perform any of his duties or responsibilities.
(d)“Conditions” shall mean that the Employee: (i) signs, returns and (if applicable) does not revoke a Separation Agreement; provided that if the Date of Termination for the Employee’s corresponding Qualifying Termination occurs during the Pre-CIC Window, the Employee must sign, return and not revoke (if applicable) the Separation Agreement all within a period of sixty (60) days following the Change in Control; provided further that if the Date of

Termination for the Employee’s corresponding Qualifying Termination occurs during the Post-CIC Window, the Employee must sign, return and not revoke (if applicable) the Separation Agreement all within a period of sixty (60) days following the Date of Termination; (ii) complies with his obligations under the Separation Agreement; and (iii) complies with any continuing obligations to the Company, any of its subsidiaries or its successors under this Agreement or any other agreement with the Company, any of its subsidiaries or its successors, including those obligations pertaining to confidentiality, return of property, non-solicitation, non-competition, and non-disparagement.
(e)“CIC Window” shall mean the total period of time spanning the Pre-CIC Window and Post-CIC Window.
(f)“Disabled” shall mean the Employee is disabled and unable to perform the essential functions of his position(s) with or without reasonable accommodation for a period of one hundred and eighty (180) days (which need not be consecutive) in any twelve (12) month period.
(g)“Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) any significant change in the Employee’s title, or position, or duties and responsibilities that is adverse to the Employee and is not initiated, or voluntarily agreed to by the Employee; (ii) any material involuntary decrease in base salary (other than any which may be assessed on a percentage basis to the Company’s, the relevant subsidiary’s or any successor’s key management personnel as a whole); (iii) a permanent change in the principal location at which the Employee provides services to the Company, any of its subsidiaries or its successors beyond fifty (50) miles from its current location; or (iv) any material breach of this Agreement by the Company, any of its subsidiaries or its successors.
(h)“Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company, the relevant subsidiary or the Company’s successors in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s, the relevant subsidiary’s or any successor’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within sixty (60) days after the end of the Cure Period.  If the Company, the relevant subsidiary or any successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(i)“Health Benefits” shall mean a monthly cash payment in an amount equal to the monthly employer contribution that the Company, the relevant subsidiary or the Company’s successors would have made to provide health insurance to the Employee if the Employee had remained employed by the Company, any of its subsidiaries or its successors.

(j)“Health Benefits Period” shall mean the Employee’s COBRA health continuation period or the eighteen (18) month period immediately following the Separation Agreement Effective Date, whichever ends earlier.
(k)“Post-CIC Window” shall mean the twenty-four (24) month period immediately following a Change in Control.
(l)“Pre-CIC Window” shall mean the six (6) month period immediately before a Change in Control.
(m)“Qualifying Termination” shall mean a termination of the Employee’s employment either (i) by the Company, any of its subsidiaries or its successors without Cause (other than due to the Employee’s death, the Employee being Disabled, or the Employee becoming an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company or any of its subsidiaries, following a Change in Control) or (ii) by the Employee for Good Reason.
(n)“Separation Agreement” shall mean a separation agreement in a form and manner satisfactory to the Company, the relevant subsidiary or the Company’s successors containing, among other provisions, a general release of claims (in favor of the Company, its related persons, entities and successors) and a non-disparagement covenant.
(o)“Separation Agreement Effective Date” shall mean either: (i) if the Employee is under age forty (40) as of the Date of Termination, then the date the Employee signs and returns the Separation Agreement to the Company, the relevant subsidiary or the Company’s successors; or (ii) if the Employee is age forty (40) or over as of the Date of Termination, then the date that the Separation Agreement becomes irrevocable after the Employee has returned a signed copy of the Separation Agreement to the Company, the relevant subsidiary or the Company’s successors.
(p)“Severance Pay” shall mean an amount equal to [NUMBER] ([●]) times the sum of the Employee’s: (i) annual base salary for the calendar year in which the Date of Termination occurs (or the Employee’s annual base salary in effect immediately prior to the Change in Control, if higher); and (ii) target annual incentive compensation for the calendar year in which the Date of Termination occurs.
4.Change in Control Benefits.  In the event of a Qualifying Termination within the CIC Window, subject to the Employee satisfying the Conditions, the Company, the relevant subsidiary or the Company’s successors shall pay or provide to the Employee the following “Change in Control Benefits”:
(a)Severance Pay.  The Company, the relevant subsidiary or the Company’s successors shall pay the Employee the Severance Pay, in a single lump sum, on the first Business Day that occurs after the thirtieth (30th) day following the Separation Agreement Effective Date.

(b)Health Benefits.  The Company, the relevant subsidiary or the Company’s successors shall commence payment of the installments of the Health Benefits on the first Business Day that occurs after the thirtieth (30th) day following the Separation Agreement Effective Date, which installments shall continue on a monthly basis thereafter during the Health Benefits Period.
(c)Accelerated Vesting.  Any unvested equity awards outstanding on the date of a Qualifying Termination that would otherwise be forfeited by the Employee shall remain outstanding during the time period the Employee has to satisfy the Conditions.  If the Employee fails to satisfy the Conditions, all equity awards held by the Employee shall be governed by the terms of such awards without regard to any accelerated vesting set forth in this Agreement.
(d)Unpaid Annual Bonus.  Any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Date of Termination shall be paid in accordance with the terms of the Company’s executive annual incentive plan in effect on the Date of Termination.
5.Additional Limitation.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company, any of its subsidiaries or its successors to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all of the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Company, the relevant subsidiary or the Company’s successors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company, the relevant subsidiary or the Company’s successors and the Employee within fifteen (15) Business Days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company, the relevant subsidiary, the Company’s successors or the Employee.  Any determination by the Accounting Firm shall be binding upon the Company, the relevant subsidiary, the Company’s successors and the Employee.
6.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company, the relevant subsidiary or the Company’s successors determine that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Employee’s separation from service, or (B) the Employee’s death.
(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company, the relevant subsidiary or the Company’s successors or incurred by the Employee during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(e)The Company makes no representation or warranty that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and the Company, its subsidiaries and its successors shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.
7.Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Employee’s employment with the Company, any of its subsidiaries or its successors for any reason other than the occurrence of a Qualifying Termination during the CIC Window, or (b) the expiration of the Post-CIC Window if the Employee is still employed by the Company or its successor.
8.Withholding.  All payments made by the Company, any of its subsidiaries or its successors to the Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company, its subsidiaries or its successors under applicable law.
9.Notice and Date of Termination.
(a)Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Date of Termination.  “Date of Termination” shall mean: (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of being Disabled or by the Company, the relevant subsidiary or the Company’s successors with or without Cause, the date on which Notice of Termination is given; (iii) if the Employee’s employment is terminated by the Employee without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Employee’s employment is terminated by the Employee with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Employee gives a Notice of Termination to the Company, the relevant subsidiary or the Company’s successors, the Company, the relevant subsidiary or the Company’s successors (as applicable) may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company, the relevant subsidiary or the Company’s successors for purposes of this Agreement.
10.Non-solicitation.  In order to protect the confidential information and good will of the Company, its subsidiaries and its successors, during the Employee’s employment with the Company, any of its subsidiaries or its successors and for a period of one (1) year following the termination of the Employee’s employment for any reason, the Employee will not directly or indirectly, in any manner, other than for the benefit of the Company, its subsidiaries or its successors, solicit, induce or influence any employee or consultant of the Company, its subsidiaries or its successors to leave the Company, its subsidiaries or its successors.
11.No Mitigation.  The Company agrees that, if the Employee’s employment by the Company, any of its subsidiaries or its successors is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce the Change in Control Benefits for which the Employee is eligible.  Further, Change in Control Benefits shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Employee to the Company, any of its subsidiaries or its successors.
12.Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware.  Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
13.Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.
14.Successor to the Employee.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Employee’s death after a Qualifying Termination but prior to the completion by the Company, the relevant subsidiary or the Company’s successors of all payments due to him under this Agreement, the Company, the relevant subsidiary or the Company’s successors shall continue such payments to the Employee’s beneficiary designated in writing to the Company, the relevant subsidiary or the Company’s successors prior to his death (or to his estate, if the Employee fails to make such designation).
15.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company, the relevant subsidiary or the Company’s successors, or to the Company, the relevant subsidiary or any successor at its main office, to the attention of the Board of Directors.
18.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company or its successors.
19.Governing Law.  This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles of such state.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.
20.Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
21.Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
22.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CAPSTONE GREEN ENERGY HOLDINGS, INC.

By:
Name:
Title: Authorized Signatory

EMPLOYEE
By: Name:
Title: